EXECUTION COPY 10 July 2013 Confidential

Exhibit 10.1

AMENDMENT NO. 3 TO THE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This AMENDMENT NO. 3 TO THE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the "Amendment No. 3") is effective as of the 10th day of July 2013 (the "Amendment No. 3 Effective Date") by and between Glaxo Group Limited ("GSK") and Isis Pharmaceuticals, Inc. ("Isis"), and amends that certain Research, Development and License Agreement dated March 30, 2010, as amended by that certain Amendment No. 1 on May 11, 2011 (the "Amendment No. 1"), and by that certain Amendment No. 2 on October 30, 2012 (the "TTR Amendment") (the Research, Development and License Agreement, as amended, the "Collaboration Agreement").  Each of GSK and Isis may be referred to herein as a "Party" or collectively as the "Parties".  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Collaboration Agreement.
WHEREAS, pursuant to Section 1.3.6 of the Collaboration Agreement the Parties established a separate IDJSC with a remit over the ID/Additional Programs under the Collaboration Agreement and pursuant to Section 6 of the TTR Amendment, the Parties established a TTR Steering Committee to oversee the TTR Program; and
WHEREAS, the Parties have now agreed to dissolve the IDJSC and the TTR Steering Committee in order to combine such separate committees into a single JSC with a remit over all of the Collaboration Programs under the Collaboration Agreement, on the terms and conditions set forth more fully herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
AGREEMENT
1.
Dissolution of the TTR Steering Committee.  Section 6 (TTR Steering Committee) of the TTR Amendment shall be deleted in its entirety and shall be of no further force or effect.  The TTR Steering Committee hereafter shall be deemed to be dissolved.  For the avoidance of doubt, the dissolving of the TTR Steering Committee shall not affect any decisions which were made by the TTR Steering Committee prior to the Amendment No. 3 Effective Date and which were documented in the final, approved minutes of the relevant TTR Steering Committee meeting.  Such prior decisions of the TTR Steering Committee, unless and until any such decisions are modified by the JSC, shall continue to be valid.  From the Amendment No. 3 Effective Date and going forward, the JSC as established by the Collaboration Agreement shall also have governance oversight for the TTR Program in accordance with the terms set forth in Section 1.3 of the Collaboration Agreement (as such Section is modified by this Amendment No. 3).

2.
Dissolution of the IDJSC.  Sections 1.3.6 through 1.3.10 of the Collaboration Agreement shall be deleted in their entirety and shall be of no further force or effect.  The IDJSC hereafter shall be deemed to be dissolved.  For the avoidance of doubt, the dissolving of the IDJSC shall not affect any decisions which were made by the IDJSC prior to the Amendment No. 3 Effective Date and which were documented in the final, approved minutes of the relevant IDJSC meeting.  Such prior decisions of the IDJSC, unless and until any such decisions are modified by the JSC, shall continue to be valid.  From the Amendment No. 3 Effective Date and going forward, the JSC as established by the Collaboration Agreement shall also have governance oversight for the ID/Additional Programs in accordance with the terms set forth in Section 1.3 of the Collaboration Agreement (as such Section is modified by this Amendment No. 3).

3.	Amendment of Section 1.3.1 of the Collaboration Agreement. The first paragraph of Section 1.3.1 of the Collaboration Agreement shall be deleted in its entirety and replaced with the following:
"JSC. The Parties will establish a joint steering committee (the "JSC") to provide advice and make recommendations on how to conduct the Collaboration for all Collaboration Programs.  The JSC will be made up of representatives from each Party, and each of Isis and GSK may appoint up to [***] ([***]) representatives to the JSC, with such appointed individuals each representing expertise in at least one of the areas of collaboration between the Parties under the Agreement (such areas of expertise to initially include rare diseases, ophthalmology, and infectious diseases) and no more than one (1) of such representatives acting generally as a scientific R&D advisor to the JSC.  Each Party will designate one (1) of the aforementioned representatives who possesses a thorough understanding of the scientific and business issues relevant to this Agreement to act as the co-chair of the JSC for the ID/Additional Programs and one (1) of its representatives who possesses a thorough understanding of the scientific and business issues relevant to this Agreement to act as the co-chair of the JSC for the non-ID/Additional Programs. The co-chairs will be responsible for ensuring that activities occur as set forth in this Agreement, including ensuring that the JSC meetings occur, material recommendations of the JSC are properly reflected in the minutes, and any dispute is given prompt attention and resolved in accordance with Sections 1.3.3 and 12.1.  Either Party may change their designated JSC members at any time upon written notice to the other Party.  The designated JSC members of each Party as of the Amendment No.3 Effective Date are set forth on the attached Exhibit 1."
4.	Amendment of Section 1.3.2 of the Collaboration Agreement. Section 1.3.2 of the Collaboration Agreement shall be deleted in its entirety and replaced with the following:
"1.3.2                    Role of the JSC.  Without limiting any of the foregoing, subject to Section 1.3.3, the JSC will perform the following functions, some or all of which may be addressed directly at any given meeting of the JSC:
(a)	review progress on improvements to Antisense technology and advances in mechanistic understandings of Antisense technology;
(b)	review and provide advice on the Collaboration Program Research Plan (defined below) for each Collaboration Program, and the Early Development Plan (defined below) for each Development Candidate;
(c)	review the overall progress of Isis' efforts to discover, identify, optimize and otherwise Develop Compounds under each Collaboration Program;
(d)
in each case subject to [***], review and provide advice on (i) the design and content of the Phase I Success Criteria and the Phase I Trial Design/Endpoints for each ID/Additional Program, including design of, and human patient allocation in, all Clinical Studies, (ii) the design and content of the PoC Success Criteria for each Collaboration Program, and (iii) the PoC Trial Design/Endpoints for each Collaboration Program;

(e)	discuss and approve the design and expenditure for animal efficacy studies for the ID/Additional Programs;
(f)	review and determine whether In Vivo Efficacy has been demonstrated under the ID/Additional Programs;
(g)	coordinate and manage activities to develop the regulatory strategy and CMC strategy for the TTR Program through Option exercise to ensure a smooth transition of such activities; and
(h)	such other review and advisory responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time."
5.	JSC Subcommittee(s). The following new Section 1.3.6 shall be added to the Collaboration Agreement:
"1.3.6                    Subcommittee(s).  The JSC may establish a subcommittee to function as a project team to oversee each specific Collaboration Program, projects or activities, as it deems necessary or advisable (each, a "Subcommittee"). Each Subcommittee shall consist of an equal number of representatives of each Party as the JSC determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities that are relevant to the stage of development of the project or activity, for example discovery research, preclinical development, Patents or process sciences.  Each Subcommittee shall meet with such frequency as the JSC shall determine. Each Subcommittee shall operate by unanimous vote in all decisions, with each Party having one (1) vote and with at least one (1) representative from each Party participating in such vote.  If, with respect to a matter that is subject to a Subcommittee's decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be immediately referred to the JSC, which shall resolve such matter in accordance with Section 1.3.3."
6.	TTR Project Team. The following new Section 1.3.7 shall be added to the Collaboration Agreement:
"1.3.7                    Subject to Section 1.3.3 and solely in connection with the TTR Program, the TTR Project Team will be established and will include representatives designated by each of GSK and Isis.  The TTR Project Team will perform the following functions with respect to the TTR Program:
(i)	Review the TTR Registration-Directed Program Documents from time to time and prepare Material Amendments, if any, to the TTR Registration-Directed Program Documents to be approved by the JSC;

(ii)	Develop CMC strategy and manage development activities, including process development, formulation development, quality control, stability tests, scale up, etc.;
(iii)	Manage the manufacture and supply of API and/or finished product for Clinical Studies;
(iv)
Review and oversee the clinical monitoring program and the statistical analysis plan (including establishing a mutually agreed process for GSK to participate in in-stream safety data review with Isis);

(v)	Develop regulatory strategy and coordinate, review and oversee regulatory activities conducted under the TTR Registration-Directed Program Documents;
(vi)	Facilitate sharing of data and information between the Parties' regulatory teams to ensure each Party's access to all data;
(vii)	Coordinate meetings and other interactions (including written correspondence with Regulatory Authorities); and
(viii)	Develop a transition plan prior to GSK's exercise of the Option, including coordinating the transfer of manufacturing technology and delivery of regulatory materials, and execute such plan.
7.
As of the Amendment No. 3 Effective Date, each reference to the TTR Steering Committee and to the IDJSC as set forth in the Collaboration Agreement shall be construed and interpreted to mean and to refer solely to the JSC.

8.
Miscellaneous.  Except as expressly set forth herein, this Amendment No. 3 shall not be construed to modify any of the Parties' respective rights and obligations under the Collaboration Agreement.  This Amendment No. 3 shall be construed and interpreted according to the laws of the State of Delaware, without regard to conflicts of laws principles.  This Amendment No. 3 may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.  A facsimile transmission of the signed Amendment No. 3 will be legal and binding on both Parties.  This Amendment No. 3 shall be incorporated into and shall, as of the Amendment No. 3 Effective Date, form part of the Collaboration Agreement between the Parties.

[Remainder of Page Intentionally Left Blank – Signatures on Following Page]

EXECUTION COPY 10 July 2013                       Confidential

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed by their duly authorized representatives as of the Amendment No. 3 Effective Date.
Isis Pharmaceuticals, Inc.
By: /s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer
Date: July 10, 2013

Glaxo Group Limited
By: /s/ Balbir Kelly-Bisla
Name: Balbir Kelly-Bisla
Title: Authorised Signatory for and on behalf of
Edinburgh Pharmaceutical Industries Limited
Corporate Director
Date:

EXECUTION COPY 10 July 2013 Confidential

Exhibit 10.1

EXHIBIT 1
Initial Designated JSC Members for GSK:
[***]

Initial Designated JSC Members for Isis:
[***]